Exhibit 99.1

Contact: Shaun A. Burke                        For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
A 47% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO - (July 15, 2005) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company (the "Company") for Guaranty Bank, today announces the following highlights for its second quarter ended June 30, 2005:

Second Quarter 2005 Financial Highlights

•	Earnings per share increases 47% over prior year quarter
•	Net income increases 43% over prior year quarter
•	Net interest income increases 29% over prior year quarter
•	Net interest margin increases 39 basis points over prior year quarter to 3.45%
•	Total assets increase $23M, or 5% from December 31, 2004
•	Loans increase $29M, or 7% from December 31, 2004

The Company today announces that earnings for the second quarter ended June 30, 2005 were $0.53 per share, ($1,449,000), up from the $0.36 per share ($1,015,000) the Company earned during the same quarter in the prior year. This represents a 47% increase in quarterly earnings per share. Earnings per diluted share for the second quarter ended June 30, 2005 were $0.50 per share, compared to $0.35 during the same quarter in the prior year. This represents a 43% increase in quarterly earnings per diluted share.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 221,872 shares of common stock under this plan at an average cost of $20.63 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has seven branches and 20 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.

	Quarter ended		Six Months ended
Operating Data:	30-Jun-05	30-Jun-04	30-Jun-05	30-Jun-04
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,561	$4,872	12,462	9,713
Total interest expense	2,783	1,935	5,241	3,985
Provision for loan losses	240	225	465	414
Net interest income after
provision for loan losses	3,538	2,712	6,756	5,314
Noninterest income	841	877	1,725	1,727
Noninterest expense	2,066	2,079	4,246	4,122

Income before income tax	2,313	1,510	4,235	2,919
Income tax expense	864	495	1,572	935

Net income	$1,449	$1,015	2,663	1,984
Net income per share-basic	$0.53	$0.36	0.96	0.71
Net income per share-diluted	$0.50	$0.35	0.91	0.68

Annualized return on average assets	1.27%	1.01%	1.19%	1.01%
Annualized return on average equity	14.44%	10.25%	13.14%	10.17%
Net interest margin	3.45%	3.06%	3.37%	3.06%

		As of	At
Financial Condition Data:		30-Jun-05	31-Dec-04
Cash and cash equivalents		$9,637	$15,896
Investments		15,729	16,407
Loans,net of allowance for loan losses		421,757	392,333
6/30/2005 - $4,944; 12/31/2004 - $4,536
Other assets		16,926	15,960
Total assets		$464,049	$440,596

Deposits		$299,813	$296,388
FHLB advances		120,000	100,000
Other liabilities		4,078	3,435
Total liabilities		423,891	399,823
Stockholder's equity		40,158	40,773
Total liabilities and stockholder equity		$464,049	$440,596
Equity to assets ratio		9%	9%
Book value per share		$14.57	$14.45
Non performing assets		$616	$1,085